Exhibit 99.2

Pixelworks, Inc. Q4 2012 Conference Call
January 31, 2013

Steven Moore - CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today's conference call is to supplement the information provided in our press release issued earlier today announcing the Company's financial results for the fourth quarter ended December 31, 2012.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, January 31, 2013, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management's statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income (loss), and net income (loss) per share. These non-GAAP measures exclude stock-based compensation expense, gain on sale of patents, gain on sales of marketable securities, and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today's call with a strategic update on the business, after which I will review our Q4 financial results and discuss our outlook for the first quarter of 2013.

Bruce Walicek - CEO

Thanks, Steve. Good afternoon everyone and thank you for taking the time to join us today.
2012 RESULTS RECAP
OPERATIONAL MILESTONES

•	2012 was a year of solid progress for Pixelworks, despite the headwinds of a difficult macro-environment and contracting semiconductor industry.

•	Overall revenues for 2012 came in at $60M, down 8% versus 2011, driven by a difficult global consumer and education spending environment.

•	Despite these headwinds, 2012 was a significant year for demonstrating the value of Pixelworks' technology and capability, as we closed $12M of licensing and co-development deals/engagements.

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In 1H 2012 we closed a significant license and partnership for our advanced video display technology, which combined with our penetration of the Top Tier customer base, validates Pixelworks' leading position in providing innovative solutions in video processing.

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Also in 2012, we achieved another key milestone as we engaged in a significant customer funded co-development project to develop a highly integrated next generation chip that will result in significant revenue and market share gain in 2014 and beyond.

•	In both of these engagements, Pixelworks was selected because of our industry leading video processing technology and product execution capability.
In our PA Series Product line for Large Screen Display Applications:

•	During 2012 we shipped volume production of our PA136 to Tier 1 customers and captured the first wave of 4Kx2K resolution Ultra High Definition design wins at Tier 1 customers.

•	In the 2H of 2012, the first 84” 4Kx2K Ultra Definition Display from an industry leader was introduced to the market with Pixelworks' leading video processing technology, based on the PA138.

•	In Q4 2012 we introduced the PA168 which is targeted for Ultra HD 4Kx2K applications such as TVs, Panels, Monitors, and Projectors.

•	And this quarter we delivered mass production units of the PA168 and expect volume production to build during 2013 and positively impact the second half of the year.

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The PA168 Video Display Processor is designed to meet the demanding performance requirements of new high resolution 4Kx2K screens, and PXLW technology handles the most demanding and difficult video processing problems to create the best video quality in the industry.

•	These displays establish the latest standard for immersive viewing, delivering truly remarkable picture quality with 8 million pixels per frame.

•	Pixelworks' PA168 raises the bar for video processing technology featuring “halo free” performance and the ability to illuminate “unperceivable pixels” to deliver more realistic images.

•	The depth and richness of the Ultra Definition experience is a revolutionary improvement over todays Full High Definition displays.

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And Pixelworks is pleased to be working with leading Tier 1 TV manufacturers that have chosen our technology to power the latest, state-of-the-art Ultra HD TVs, and we believe we are the leader in this market with multiple Tier 1 engagements for the PA168.

In terms of what we see for the business going forward, I'd like to call your attention to three major trends that are developing in the industry, how those trends interrelate to each other, and how they affect our business.
The first trend we're seeing is a dramatic increase in display resolutions:

•	At CES this year higher resolution screens were everywhere.

•	And the clear overriding theme at the show was that we are at the beginning of a massive shift to higher resolutions across all displays.

•	This shift is analogous to the major transition from standard resolution CRT Analog Displays, to high definition flat panel Digital Displays a decade ago, but much more pervasive.

•	Just as a point of reference, the new 4Kx2K Ultra High Definition screens have 4 times the number of pixels of today's Full High Definition displays.
And that leads me to the second trend, which is resolutions are increasing, not only in large displays, but in smaller ones as well.

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This time the trend to higher resolution displays is happening across all screens, stationary and mobile alike, driven by the capability of new display technology, packing more pixels into less space, while at the same time these displays are making the transition from simple video playback devices to being communication and computing platforms as well.

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A good example of this trend is the current Retina display in Apple's iPad3, which at 2Kx1K resolution contains 1M more pixels than today's leading 1080P Full HD TVs. That device did not exist three years ago and already has spawned a new category generating tens of millions of units worldwide.

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We are in the middle of a convergence of the PC, TV and Phone which is generating new product categories and use models and they all have one thing in common - consumers are increasingly using these products to watch video.

And that brings me to the third major trend, which is, that video is becoming the new “killer application”

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Industry research from bandwidth providers, switching manufacturers, and communication chip makers all point to the same thing: across all these screens, video content consumption is going up, and it's being consumed on a wide variety of mobile and stationary screens.

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There are plenty of statistics to quantify this trend, but one that I find especially graphic is from Cisco, and they predict that in just three years, video will make up over 85% of all Internet traffic, and that it would take over 6 million years to watch it all.

That gives you an idea of what's coming as these three trends of:

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Higher resolutions, more video content, and more opportunities to view that content collide, the quality of visual user experience will increasingly become a key element in product quality and brand differentiation.

So we have this gigantic tsunami of pixels that are headed for the entire ecosystem of video content creation, distribution, and delivery and how does that affect our business?

•	At this year's Consumer Electronics Show in Las Vegas, advanced large screen ULTRA HD TVs from Tier 1 customers incorporating Pixelworks' technology were prominently displayed on the floor.

•	And we're very pleased to be working with leading Tier 1 TV manufacturers that have chosen our Video display technology to power the latest, state-of-the art Ultra High Definition TVs.

•	These are the very largest screens at this point and we are solving the industry's most difficult video display issues, on the grandest scale.

•	Higher resolution, of course, means more noticeable visual quality problems, and the visual quality problems associated with high resolution larger screens are now migrating to smaller ones.

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As customers become exposed to higher video quality on HD and Ultra HD screens, they will naturally demand an experience similar to the high resolution they're used to on whatever screen they are viewing.

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This next wave of pixels will require advanced approaches to video processing that address not just feeding a higher resolution screen, but also taking into account the issues of size, heat and power consumption.

•	All of these issues point to a need for a holistic approach to video processing that will address all of these problems.
As the technology leader and last independent company in the industry creating the highest quality, visual user experience, we believe these trends are increasing the value proposition of Pixelworks' video display processing technology and we intend to focus our efforts to take advantage of them.
PROJECTION MARKET

•	In our projector product line, in 2012, we expanded the Topaz family of solutions across the spectrum of the projection market by introducing several new members.

•	PWC868 and 878 for the midrange and high end of the market.

•	As well as the TOPAZ lite series for the sub $500 value segment.

•	And in Q4 we further expanded the Topaz family by introducing the PWC858 which is specifically targeted for DLP based projectors.

•	Pixelworks projector solutions, enable advanced applications in the business, consumer, and education segment.

•	And in 2013 we will be adding additional members of the Topaz family and enhancing our software suite to enable mobile and wireless connected applications.

•	We experienced outstanding Tier 1 design win traction in 2012 and expect the Topaz family to contribute positively to growth in 2013.
CLOSING SUMMARY

•	In closing, 2012 was a year of significant progress for Pixelworks despite macro-economic headwinds.

•	We demonstrated the value of Pixelworks Video Display Technology by closing $12M of licensing and co-development deals.

•	We expanded our Topaz family of projector products.

•	And we introduced our next generation Video Display Processor, the PA168, for Ultra HD Displays, which was adopted by an industry leader and others to power their flagship products.

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We are at the beginning of a massive trend to higher resolutions and video consumption across all screens and in 2013 we will focus on applying our video display processing technology and innovation to all displays to enable the highest quality video experience.

•	Now, I'd now like to turn the call over to Steve to discuss the environment and review the financial details of the quarter.

Steven Moore - CFO

Thank you, Bruce.

Revenue for the fourth quarter 2012 came in at the low end of guidance as the lack of visibility noted at our Q3 2012 conference call continued into Q4. Total revenue for the quarter was $13.6 million, compared to $16.3 million in the third quarter and $16.8 million in the year-ago quarter. The sequential and year-over-year decline in revenue was primarily due to soft macroeconomic conditions across product lines coupled with seasonal weakness.

The split of our fourth quarter revenue by market was:
70% digital projection,
17% TV and panel,
13% embedded video display

Licensing revenue was negligible during the quarter, compared to approximately $600,000 in the third quarter.

Revenue from digital projection was down $1.3 million sequentially to approximately $9.5 million in Q4 as customers adjusted inventories due to softer demand.

Revenue from TV and panel was down approximately $1.0 million sequentially to $2.3 million in Q4, primarily as a result of seasonality amplified by the slow macroeconomic environment.

Embedded video display revenue in Q4 was approximately $1.8 million.

Non-GAAP gross profit margin was 49.9% in the fourth quarter, compared to 49% in the previous quarter and 48% in the fourth quarter of 2011. The improvement in gross margin was largely the result of a favorable product mix.

Non-GAAP operating expenses were at the low end of guidance coming in at $9.2 million in the fourth quarter as we continue to focus on tight expense management. This compares to $7.7 million in Q3 and $9 million in Q4 2011. Operating expenses in the third quarter of 2012 were positively impacted by a reimbursement credit to research and development expense from our co-development agreement with a customer, due to the achievement of certain milestones. Fourth quarter 2012 research and development expense did not include a reimbursement credit. We expect to complete all of the milestones related to this agreement and realize the remaining $3.5 million of reimbursement credits during 2013. The chip created as a part of this co-development agreement is expected to result in significant revenue beginning in 2014.

Adjusted EBITDA was a negative $1.3 million in Q4, compared to a positive $1.4 million in the third quarter of 2012. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $2.8 million, or a 15 cent loss per share, in the fourth quarter. This compares with non-GAAP net income in the prior quarter of $322,000, or a 2 cent income per diluted share, and a net loss of $1.3 million, or a 7 cent loss per share in the fourth quarter of 2011.

Moving to the balance sheet, cash and marketable securities ended the quarter at approximately $13.4 million, versus $15.6 million at September 30, 2012. At quarter-end the Company had no long-term debt and a zero balance on its working capital line of credit.

Other balance sheet metrics include days sales outstanding of 25 days at December 31, compared with 21 days at September 30, and inventory turns of 7.3 times in Q4 compared to 7.6 times at the end of Q3.

Guidance
Going into Q1, visibility continues to be lower than normal as customers work through an industry wide inventory correction coupled with worse than normal seasonality. Based on these factors, we expect revenue to be lower than typical seasonality, in the range of $9.5 to $10.5 million. Going forward, we expect Q1 to be the trough with a return to sequential revenue growth in Q2 2013 based on a return to normal order patterns and second half growth driven by our Topaz and PA168 products.

We expect gross profit margin for the quarter to range between 50% to 52% on a non-GAAP basis and 48% to 50% on a GAAP basis.

We expect operating expenses in the first quarter to range between $9 million and $10 million on a non-GAAP basis, and $9.5 million to $10.5 million on a GAAP basis. This guidance reflects that we do not expect to achieve a research and development credit milestone in Q1 2013.

And finally, we expect to record a non-GAAP net loss of between 18 cents and 28 cents per share; and on a GAAP basis we expect a net loss per share of between 22 cents and 32 cents.

That concludes my comments. We will now open the call for your questions.